EXHIBIT 21.1
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                          EXTENDED SYSTEMS INCORPORATED
                              LIST OF SUBSIDIARIES


      Advance Systems Limited (United Kingdom)
      Counterpoint Systems Foundry, Inc. (Oregon, United States)
      Extended Canada, Inc. (Canada)
      Extended Systems Benelux B.V. (Netherlands)
      Extended Systems Bristol Limited (United Kingdom)
      Extended Systems GmbH (Germany)
      Extended Systems Holdings Limited (United Kingdom)
      Extended Systems International, Inc. (Idaho, United States)
      Extended Systems Italia S.R.L. (Italy)
      Extended Systems Limited (United Kingdom)
      Extended Systems of Idaho, Inc. (Idaho, United States)
      Extended Systems France SARL  (France)
      Extended Systems U.S. Virgin Islands, Inc. (U.S. Virgin Islands)